PlanetLink Announces Closing of Acquisition of Pluginz

Cumming, GA. October 23, 2007 PlanetLink Communications, Inc. (OTCBB:PLKC) announced that all documents related to the acquisition of Pluginz by Planettraks, a subsidiary of PlanetLink, have been completed.  “We wanted to move as expeditiously as possible to complete this acquisition so that we could get down to business,” commented M. Dewey Bain, CEO of PlanetLink and Planettraks.  Bain added that the closing of the deal with Pluginz allows PlanetLink to move forward with acquisitions of larger companies.

The CEO of Pluginz, Inc, Robert Lott, said that “this is an exciting time for Pluginz because we can now move forward in our discussions with other plug in businesses to acquire several of these companies which means we can increase income and reduce costs.”

The information contained in this press release includes forward-looking statements.  Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "expect," or similar expressions that involve risks and uncertainties.  These risks and uncertainties include the Company's status as a startup company with uncertain profitability, need for significant capital, uncertainty concerning market acceptance of its products, competition, limited service and manufacturing facilities, dependence on technological developments and protection of its intellectual property.  The Company's actual results could differ materially from those discussed herein.  Factors that could cause or contribute to such differences are discussed more fully in the "Risk Factors," "Management's Discussion and Analysis" or "Plan of Operation" and other sections of the Company's Form 10-KSB and other publicly available information regarding the Company on file with the Securities and Exchange Commission.  The Company will provide you with copies of this information upon request.

CONTACT:	PlanetLink Communications Inc.
Dewey Bain
(678) 455-7075

To receive future news releases from PlanetLink Communications, Inc. please email your contact information toplkcinvestor@gmail.com.